EXECUTION COPY

                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of November 8, 2007, by and between Restoration Hardware, Inc., a Delaware corporation (the "Company") and the undersigned stockholder (the "Stockholder").

                                    RECITALS

     WHEREAS, concurrent with the execution and delivery hereof, Company, Home Holdings, LLC, a Delaware limited liability company (the "Parent"), and Home Merger Sub, Inc., a Delaware corporation ("Merger Sub"), are entering into a Merger Agreement of even date herewith (as it may be amended from time to time pursuant to the terms thereof other than an amendment that reduces the Merger Consideration or imposes additional material conditions to the Parent's obligation to consummate the Merger, the "Merger Agreement") (capitalized and other defined terms used but not expressly defined herein have the respective meanings assigned thereto in the Merger Agreement);

     WHEREAS, as of the date hereof, the Stockholder has voting control over shares of Company Common Stock as is indicated on Exhibit A to this Agreement in an aggregate amount of not less than 3,449,055 shares (the "Minimum Share Number"), and is also a "beneficial owner" of such shares within the meaning of Rule 13d-3 under the Exchange Act; and

     WHEREAS, in consideration of the execution and delivery of the Merger Agreement by the Company and so as to facilitate the consummation of the Merger and the transactions contemplated by the Merger Agreement, the Stockholder desires to agree to vote all Shares (as defined below) over which it has voting control at the time of the votes referred to herein on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1.   Certain Definitions.

     (a) Capitalized terms used herein without definition are used as defined in the Merger Agreement, and, in addition:

     "Constructive Sale" means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

     "Shares" means (i) all outstanding shares of Company Common Stock and other voting securities of Company owned, beneficially or of record, by the Stockholder as of the date hereof, (ii) all additional outstanding shares of Company Common Stock and other voting securities of Company acquired by the Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof, and (iii) such other outstanding shares of Company Common Stock and other voting securities of Company over which the Stockholder has or will have voting power during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof.

     "Transfer" means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any (1) transfer, assignment, sale, pledge, hypothecation, encumbrance or similar disposition pursuant to a court order, and (2) such actions pursuant to which the Stockholder maintains all voting rights with respect to such security.

     (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

2. Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this
Section 2 terminates or is terminated pursuant to Section 6 hereof, except for the execution, delivery and performance by Stockholder of the Investment Agreement the Stockholder has entered into with Parent on the date hereof, and any transfer, assignment or similar disposition to one or more affiliated funds or affiliated entities of the Stockholder that agree to be bound by the terms of this Agreement, or as approved by the Company, the Stockholder shall not Transfer (or permit the Transfer of), grant any proxy, or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares that would cause the Stockholder to have voting control over fewer than the Minimum Share Number for purposes of counting the number of votes that Stockholder can cause to be voted at the time of any vote for which Stockholder is required to vote or cause the voting of its Shares pursuant to Section 3 hereof.

3. Agreement to Vote Shares. The Stockholder hereby agrees that the Stockholder shall, with respect to all of the Shares that Stockholder is entitled to vote (any limitations upon Stockholder's right to vote any Shares is set forth in Exhibit A) at the time:

     (a) until this Agreement terminates or is terminated pursuant to Section 6 hereof, subject to Section 3(d) hereof, at any meeting of the holders of Shares, however called, and at every adjournment or postponement thereof, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum;

     (b) until this Agreement terminates or is terminated pursuant to Section 6 hereof, subject to Section 3(d) hereof, at any meeting of the holders of Shares for the purpose of voting on the Merger Agreement and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, vote the Shares or cause the Shares to be voted in favor of the adoption by the Company's stockholders of the Merger Agreement and the approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters' or appraisal rights it may have in respect of such transaction and any action required in furtherance thereof;

     (c) until this Agreement terminates or is terminated pursuant to Section 6 hereof, subject to Section 3(d) hereof, at any meeting of the holders of Shares, however called, and at every adjournment or postponement thereof, vote, or cause the Shares to be voted, against any amendment of the Company's Certificate of Incorporation or By-laws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction would reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement; and

     (d) notwithstanding the foregoing provisions of this Section 3, and until this Section 3(d) terminates or is terminated pursuant to Section 6 hereof, so long as (i) each of Parent, Merger Sub and the Company complies in all material respects with its obligations under the Merger Agreement, (ii) the Company elects to terminate the Merger Agreement pursuant to and in compliance with
Section 7.1(d)(ii) thereof in connection with a Superior Proposal, (iii) the Alternative Acquisition Agreement providing for the Superior Proposal is (x) entered into with any Person after the date hereof and prior to the Solicitation Period End-Date or entered into thereafter with an Excluded Party prior to the receipt of the Company Stockholder Approvals, and (y) provides for the payment to all holders of Common Stock either all cash consideration or a combination of cash and non-cash consideration where holders of the Company's Common Stock may elect to receive all cash consideration without any cutback or proration based upon the number of other holders so electing (the occurrence of clauses (i), (ii) and (iii) collectively, a "Superior Proposal Event"), and (iv) the Board of Directors' recommendation in favor of the adoption of such Alternative Acquisition Agreement remains in effect and has not been adversely modified or withdrawn, then if the Board of Directors or the Independent Committee of the Company request in writing, at any meeting of the holders of Common Stock for the purpose of voting on the Alternative Acquisition Agreement and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, vote the Shares or cause the Shares to be voted in favor of the adoption by the Company's stockholders of the Alternative Acquisition Agreement and the approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters' or appraisal rights it may have in respect of such transaction and any action required in furtherance thereof.

4. Covenants of the Stockholder. The Stockholder covenants and agrees with the Company that, during the period commencing on the date hereof and ending on the date this Agreement is terminated pursuant to Section 6 hereof:

     (a) Except for the execution, delivery and performance by the Stockholder of the Investment Agreement the Stockholder has entered into with Parent on the date hereof, and any transfer, assignment or similar disposition to one or more affiliated funds or affiliated entities of the Stockholder that agree to be bound by the terms of this Agreement, the Stockholder shall not, directly or indirectly, sell, transfer, pledge, hypothecate, encumber, assign or dispose of any Shares (or the beneficial ownership thereof) or offer to make such a sale, transfer or other disposition to any person, in each case, in a manner that would materially impair the ability of the Stockholder to satisfy its obligations under Section 3 hereof.

     (b) The Stockholder shall execute and deliver such other documents and instruments and take such further actions as are reasonably necessary in order to ensure that the Company receives the benefit of this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

          (i) The Stockholder has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (ii) As of the date hereof, all of the Shares of which the Stockholder owns or has voting control over are set forth on Exhibit A hereto, such Shares are free and clear of any liens, claims, encumbrances, mortgages, security interests and charges of any nature whatsoever (collectively, "Encumbrances"), other than Encumbrances created by this Agreement or the Investment Agreement, as applicable, and such Shares are not subject to any preemptive right of any stockholder of the Company.

          (iii) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (A) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person by the Stockholder, except (x) as provided in the Merger Agreement, (y) filings with the SEC of such reports or other furnished or filed materials under the Exchange Act as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, or (z) that would be required by virtue of the businesses of the Company or Parent or their affiliates (as defined in the Merger Agreement); (B) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of the Stockholder or any other agreement to which the Stockholder is a party, including any voting agreement, stockholder agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license; or (C) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to any of the Stockholder's property or assets, except in the cases of (B) and (C) above where such conflicts or violations would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement.

6. Termination. Subject to the immediately following sentence, this Agreement shall terminate and be of no further force or effect as of the earliest to occur of (i) the day after the receipt of the Company Stockholder Approvals, (ii) the expiration or termination of the Merger Agreement in accordance with its terms,
(iii) June 30, 2008, and (iv) at the election of the Stockholder, upon an Adverse Recommendation Change made by the Board of Directors (or Independent Committee). Notwithstanding the immediately preceding sentence, if a Superior Proposal Event has occurred, the provisions of Section 2, Section 3(d), this
Section 6 and Section 7 of this Agreement shall continue in full force and effect until the earliest to occur of (i) the day after the receipt of all Company stockholder approvals required to approve the Alternative Acquisition Agreement providing for the Superior Proposal, (ii) the expiration or termination of such Alternative Acquisition Agreement for the Superior Proposal in accordance with its terms, and (iii) June 30, 2008.

7. Stockholder Capacity. The Stockholder is hereby executing and performing this Agreement solely in its capacity as the investment advisor with respect to the Shares as indicated in Exhibit A, and nothing in this Agreement shall limit or restrict any partner, member, director, officer, employee or affiliate of the Stockholder who is or becomes during the term hereof a member of the Board of Directors or an officer of the Company or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person's capacity as a member of the Board of Directors or as an officer of the Company (or as an officer or director of any of the Company's Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except as expressly contemplated hereby and except that the Company, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more affiliates (as defined in the Merger Agreement) of the Company, but no assignment by the Company under this Section 9 shall relieve the Company of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person other than the parties hereto any rights or remedies hereunder or in connection herewith.

10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by each such party or an authorized representative thereof.

11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, the Stockholder hereby agrees that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): if to the Company, to its address provided in the Merger Agreement, with a copy to the Company's counsel; and if to the Stockholder, to the Stockholder's address shown on Exhibit A (or such other address as shall be specified by like notice).

13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to its principles of conflicts of law.

14. Entire Agreement. This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

15. Effect of Headings. The Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

                                           RESTORATION HARDWARE, INC.



                                           By:
                                              --------------------------
                                           Name:  Gary G. Friedman
                                           Title: Chief Executive Officer

                                           VARDON CAPITAL MANAGEMENT, LLC


                                           By:
                                              _____________________________
                                           Name:  Richard W. Shea, Jr.
                                           Title: Managing Member

                                    EXHIBIT A

                    NUMBER OF SHARES OF COMPANY COMMON STOCK


                                                 COMPANY COMMON STOCK
                                                     OWNED AND/OR
     NAME                   ADDRESS              WITH VOTING CONTROL
     ----                   -------            -------------------
 Vardon Capital        120 West 45th Street    3,449,055 shares of Common Stock
 Management, LLC        New York, NY 10036